INSIDER TRADING
1.0    SCOPE OF APPLICABILITY
1.1    This Policy applies to all employees of Leonardo DRS, Inc. businesses and subsidiaries worldwide (“DRS” or the “Company”), as well as the Company’s Board of Directors, Chief Executive Officer, and other Officers (“DRS Employees”). The Company may also from time to time determine that other persons should be subject to this Policy, such as contractors or consultants, who have access to Material Nonpublic Information. This Policy also applies to any corporation, partnership or other business entity controlled by any DRS Employee and any trust for which any DRS Employee is the trustee or has a beneficial pecuniary interest.
1.2    All DRS Employees are responsible for understanding this Policy and ensuring its uniform and effective implementation, as well as ensuring their conduct and actions are consistent with its requirements as well as all applicable laws and regulations in relevant jurisdictions.
2.0    PURPOSE
2.1    The purpose of this Insider Trading Policy is to establish standards and requirements to comply with U.S. securities laws which prohibit trading, or causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of Material Nonpublic Information.
2.2    This Policy prohibits trading in certain circumstances and applies to all DRS Employees and their respective Immediate Family Members.
2.3    Special additional trading restrictions apply to all (i) Section 16 Individuals (together with such other persons that the DRS Legal Department, on behalf of the Company, may designate from time to time and who have been notified that they have been so designated because of their position, responsibilities or their actual or potential access to Material Nonpublic Information, “Company Insiders”), and (ii) DRS Employees who participate in the DRS Long Term Incentive Plan and such other persons that the DRS Legal Department, on behalf of the Company, may designate from time to time and who have been notified that they have been so designated (together with Company Insiders, “Covered Persons”) because of their position, responsibilities or their actual or potential access to Material Nonpublic Information.
2.4    This Policy is designed to reduce the risk that an insider trading violation will occur. Compliance with this Policy is not an assurance that an insider trading violation will not be found to have occurred.
3.0    POLICY
3.1    DRS Employees shall not use Material Nonpublic Information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company (otherwise referred to as “insider trading”).

3.2    The Company is also prohibited from trading at any time in any Company securities on the basis of Material Nonpublic Information, consistent with applicable law.
3.3    No Trading or Causing Trading While in Possession of Material Nonpublic Information
3.3.1    No DRS Employee, including Company Insiders, or any of their Immediate Family Members, may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of Material Nonpublic Information about the Company or its securities.
3.3.2    No DRS Employees, including Company Insiders, or any of their Immediate Family Members, who know of any Material Nonpublic Information about the Company may communicate that information to any other person (“tip”), including family members and friends, or otherwise disclose such information without the Company’s prior authorization, except to government or regulatory entities in accordance with Company policy or applicable law.
3.3.3    No DRS Employees, including Company Insiders, or any of their Immediate Family Members, may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of Material Nonpublic Information about that company or its securities that was obtained in the course of his or her involvement with DRS. No DRS Employee, including Company Insiders, or any of their Immediate Family Members who knows of any such Material Nonpublic Information, may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization, except to government or regulatory entities in accordance with Company policy or applicable law.
3.3.4    Company Insiders must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Section 6.4 below.
3.3.5    Any securities transaction that becomes subject to scrutiny will be analyzed after-the-fact with the benefit of hindsight. Consequently, before engaging in any transaction, DRS Employees should carefully consider how the authorities and others might view the transaction looking backwards in time. Even the appearance of an improper transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
4.0    DEFINITIONS
4.1    “Company Insiders” has the meaning assigned to such term in Section 2.3.
4.2    “Covered Person” has the meaning assigned to such term in Section 2.3.
4.3    “Immediate Family Member” means the DRS Employee’s spouse, domestic partner, parent, son, daughter, brother, sister, step, half or in-law relation, or any other person (other than a tenant or employee) that resides in the DRS Employee’s home.

4.4    “Material” Information is Material if its public dissemination is likely to affect the market price of securities, or if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision.
4.4.1    Examples of information that, depending on the particular circumstances, may potentially be found material include:
4.4.1.1    Earnings;
4.4.1.2    significant changes in the Company’s prospects;
4.4.1.3    significant write-downs in assets or increases in reserves;
4.4.1.4    developments regarding significant actual or threatened litigation or , arbitration or investigations;
4.4.1.5    liquidity problems, bankruptcies or receivership;
4.4.1.6    changes in earnings estimates or unusual gains or losses in major operations;
4.4.1.7    major changes in the Company’s management or the board of directors;
4.4.1.8    changes in dividends;
4.4.1.9    extraordinary borrowings;
4.4.1.10    major changes in accounting methods or policies;
4.4.1.11    a change in auditors or notification form an auditor that the Company may no longer rely on such auditor’s audit report;
4.4.1.12    award or loss of a significant contract;
4.4.1.13    significant cybersecurity risks and incidents, including vulnerabilities and breaches;
4.4.1.14    changes in credit ratings or outlook;
4.4.1.15    proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, joint ventures, licensing arrangements, or purchases or sales of substantial assets; and
4.4.1.16    offerings of, or other events regarding, Company securities (including defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes to the rights of security holders).
4.4.2    Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular Nonpublic Information is material, DRS Employees should presume it is material. If you are unsure whether information is material, DRS Employees should either consult the DRS Legal Department before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.
4.5    “Nonpublic Information” means information that has not been disclosed to more than just a few members of the public. To be “public” the information must have been disseminated in a manner designed to reach investors generally (such as through a press release or report filed with the U.S. Securities and Exchange Commission), and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, DRS Employees must wait until the close of business on the second trading day after the information was publicly disclosed before the information may be treated as public.
4.5.1    Nonpublic Information may include:
4.5.1.1    information available to a select group of analysts or brokers or institutional investors;
4.5.1.2    undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
4.5.1.3    information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).
4.5.1.4    As with questions of materiality, if any DRS Employee is unsure whether information is considered public, you should either consult with the DRS Legal Department or assume that the information is nonpublic and treat it as confidential.
4.6    “Section 16 Individuals” are defined as the directors of DRS and the persons designated as such from time to time by the DRS Board of Directors. Stockholders that beneficially own more than 10% of the Company common stock are also subject to Section 16 of the Securities Exchange Act of 1934, as amended, and, if they elect, may use the procedures set forth in this Policy.
5.0    EXCEPTIONS
5.1    The Company’s 401(k) Plan. The trading restrictions of this Policy do not apply to investing 401(k) Plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) Plan. However, any changes in a DRS Employee’s investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
5.2    Equity-based Awards. The trading restrictions of this Policy do not apply to (i) the exercise of stock options if no underlying shares are to be sold or if there is a permitted “net exercise” (as defined below), (ii) the vesting or settlement of stock options, restricted stock units (“RSUs”), performance restricted stock units (“PRSUs”) or other equity-based awards in accordance with the terms of the applicable award agreement (collectively, the “Company Equity Awards”), (iii) the crediting of dividend equivalents by the Company (if any) on any Company Equity Award in accordance with the terms of the applicable award agreement, (iv) the cash payment by the Company of any Company Equity Awards in accordance with the terms of the applicable award agreement, or (v) the reacquisition or withholding of any Company securities directly by the Company (as opposed to a sale on the open market) to satisfy a tax withholding obligation upon the vesting of any Company Equity Awards in accordance with the terms of the applicable award agreement; provided that, in each case, there is no sale of the underlying shares on the open market.  A permitted “net exercise” means the use of shares underlying a stock option to pay the exercise price and/or tax withholding obligations in connection with the exercise of that stock option where no shares are sold on the open market; provided that a broker-assisted cashless exercise, which involves the broker selling some or all of the shares underlying the option on the open market, is subject to this Policy.

5.3    Employee Stock Purchase Plan. This Policy does not apply to purchases of the Company’s stock in the Company’s Employee Stock Purchase Plan (“ESPP”) resulting from periodic contributions of money to the ESPP from payroll deductions pursuant to an election made at the time of enrollment in the ESPP. However, this Policy does apply to sales of Company stock purchased under the ESPP.

5.4    Bona-Fide Gifts. Bona fide gifts are not transactions subject to this Policy, unless the person making such gift has reason to believe that the recipient intends to sell the Company stock while the person making the gift is aware of Material Nonpublic Information or during a blackout period to which the person making the gift is subject; provided that bona fide gifts of Company stock by Company Insiders are subject to the pre-clearance procedures set forth herein.
6.0    COMPANY INSIDERS / COVERED PERSONS
6.1    Blackout Periods: All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.
6.1.1    Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results for the relevant reporting period are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess Material Nonpublic Information about the Company’s financial results.
6.1.2    Other Blackout Periods. From time to time, other types of Material Nonpublic Information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such Material Nonpublic Information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
6.2    Trading Window: Generally, Covered Persons are permitted to trade in the Company’s securities when no blackout period under 6.1 above is in effect. However, even during this trading window, a Covered Person who is in possession of any Material Nonpublic Information may not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Section 6.1.2 above is imposed and will re-open the trading window once the special blackout period has ended.
6.3    Approved 10b5-1 Plans: The trading restrictions in Sections 6.1 and 6.2 above do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:
6.3.1    has been reviewed and approved at least one month (or such longer period as may be required by the SEC’s rules and regulations or determined by the DRS Legal Department) in advance of any trades thereunder by the DRS Legal Department (or, if revised or amended, such revisions or amendments have been reviewed and approved by the DRS Legal Department at least one month in advance of any subsequent trades);
6.3.2    complies with all of the requirements set forth in Rule 10b5-1c under the Securities Exchange Act of 1934; and
6.3.3    gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any Material Nonpublic Information about the Company or its securities; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
6.4    Pre-Clearance of Securities Transactions
6.4.1    Because Company Insiders are likely to obtain Material Nonpublic Information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Section 6.2 above, without first pre-clearing all transactions in the Company’s securities.

6.4.2    Subject to the exemption in subsection 6.4.4 below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the DRS Legal Department. These procedures also apply to transactions by the Company Insider’s Immediate Family Members and to transactions by entities over which such person exercises control.
6.4.3    The DRS Legal Department shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
6.4.4    Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the DRS Legal Department.
6.5    Prohibited Transactions
6.5.1    Covered Persons, including any Covered Person’s Immediate Family Members and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the DRS Legal Department:
6.5.1.1    Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
6.5.1.2    Short sales. Covered Persons may not sell the Company’s securities short;
6.5.1.3    Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
6.5.1.4    Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
6.5.1.5    Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
6.6    All Covered Persons are required to sign Appendix A - Acknowledgement and Certification.
7.0    APPROVAL, IMPLEMENTATION AND COMPLIANCE
7.1    The General Counsel & Secretary and other Company Executives are responsible for ensuring that DRS Employees are informed and trained as to the requirements of this

Policy, that appropriate controls are implemented, and that compliance with this Policy is enforced.
7.2    DRS Employees, by action, supervision and regular review, shall ensure strict compliance with this Policy.
7.3    Whenever DRS Employees are uncertain regarding interpretation or anticipated activity covered by this Policy, they shall seek guidance from the General Counsel & Secretary or his/her designee. Any such guidance does not constitute legal advice, does not constitute confirmation that a DRS Employee does not possess Material Nonpublic Information and is not a legal right to trade in securities of the Company.
8.0    REPORTING SUSPECTED VIOLATIONS
8.1    DRS Employees are required to immediately report any known or suspected violations of this Policy. Such reports shall be made in a timely manner to any of the following:
    Company Executives, managers or supervisors (who, in turn, must promptly notify their Designated Corporate Counsel or the DRS General Counsel).
8.2    Violations of Insider Trading Laws
8.2.1    Penalties for trading on or communicating Material Nonpublic Information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
8.2.2    A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has Material Nonpublic Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
8.2.3    In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed Material Nonpublic Information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
8.2.4    The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
8.3    Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the

Policy, if permitted, may only be granted by the DRS Legal Department and must be provided before any activity contrary to the above requirements takes place.

APPENDIX A
DRS POLICY LEG-001 - INSIDER TRADING

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy, as may be amended from time to time. The undersigned has read and understands (or has had explained) such Policy and agrees to comply with such Policy at all times in connection with the purchase and sale of securities and the confidentiality of Material Nonpublic Information.

(Signature)

(Please print name)

Date: